Exhibit 8.1

910 LOUISIANA STREET HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH San Francisco SINGAPORE WASHINGTON

September 17, 2025

CenterPoint Energy Houston Electric, LLC

1111 Louisiana Street

Houston, Texas 77002

CenterPoint Energy Restoration Bond Company II, LLC

1111 Louisiana Street, Suite 4654B

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for CenterPoint Energy Restoration Bond Company II, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement on Form SF-1 (Registration Nos. 333-288206 and 333-288206-01) (as amended to date, the “Registration Statement”) filed by the Company and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (“CenterPoint Houston”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on June 20, 2025, relating to the offering and issuance by the Company of $401,521,000 in aggregate principal amount of its Series 2025-A Senior Secured System Restoration Bonds (the “Bonds”) and in connection with the matters set forth herein. Capitalized terms used in this opinion letter and not defined herein have the meanings given to such terms in the Prospectus dated September 9, 2025 and filed with the Commission on September 11, 2025 (the “Prospectus”). At your request, this opinion letter is being furnished to you for filing as Exhibit 8.1 to the Company’s Current Report on Form 8-K of even date herewith (the “Form 8-K”). The Bonds were issued pursuant to the Indenture, dated as of September 17, 2025, by and among the Company, U.S. Bank Trust Company, National Association, a national banking association, as indenture trustee (the “Trustee”), and U.S. Bank National Association, a national banking association, as securities intermediary, as supplemented by the Series Supplement, dated as of September 17, 2025, (as so supplemented, the “Indenture”) by and between the Company and the Trustee.

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In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Form 8-K. We have also examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. We have reviewed Subchapter I of Chapter 36 of the Public Utility Regulatory Act, that allows for the securitization of system restoration costs, together with Subchapter G of Chapter 39 of the Public Utility Regulatory Act, each as codified in Title II of the Texas Utilities Code, as amended from time to time. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of CenterPoint Houston and the Company and such agreements, certificates of public officials, certificates of officers or other representatives of CenterPoint Houston and the Company and other instruments, certain filings with the Commission, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this opinion letter. In rendering the opinions expressed in this opinion letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts material to the opinions expressed herein, we have, without independent verification, relied upon statements and representations of officers and other representatives of CenterPoint Houston and/or the Company or others. In addition, in rendering this opinion letter we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Based upon the foregoing, it is our opinion that (i) the issuance of the Bonds is a “qualifying securitization” within the meaning of Revenue Procedure 2005-62, 2005-2 C.B. 507 (“Revenue Procedure 2005-62”), as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 717 (“Revenue Procedure 2024-15”), (ii) the Company will not be treated as a taxable entity separate and apart from Utility Holding, LLC, a Delaware limited liability company and sole member of CenterPoint Houston (“Utility Holding”), and (iii) based on Revenue Procedure 2005-62, as modified by Revenue Procedure 2024-15, the Bonds constitute indebtedness of Utility Holding.

Our opinions set forth above are limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion letter is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions expressed herein are based. The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this opinion letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

This opinion letter is furnished to you and is for your use in connection with the issuance of the Bonds described above. This opinion letter may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

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We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Form 8-K. We also consent to the reference to our Firm and this opinion letter in the Prospectus under the section captioned “Prospectus Summary of Terms—Federal Income Tax Status,” under the section captioned “Material U.S. Federal Income Tax Consequences,” and under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.